Exhibit 99.1

Dune Acquisition Corporation Announces the Separate Trading of its Common Stock and Warrants, Commencing February 19, 2021

New York, NY – February 16, 2021 – Dune Acquisition Corporation (Nasdaq: DUNEU) (the “Company”) today announced that, commencing February 19, 2021, holders of the units sold in the Company’s initial public offering may elect to separately trade shares of the Company’s common stock and warrants included in the units.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The shares of common stock and warrants that are separated will trade on The Nasdaq Stock Market under the symbols “DUNE” and “DUNEW,” respectively. Those units not separated will continue to trade on The Nasdaq Stock Market under the symbol “DUNEU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of common stock and warrants.

Dune Acquisition Corporation was founded by its Chief Executive Officer, Carter Glatt. The Company is a blank-check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any industry or geographic region, the Company intends to focus its search for an initial business combination on companies within the technology sector, particularly companies pursuing a Software as a Service, or SaaS, model.

Cantor Fitzgerald & Co. acted as sole book-runner and Needham & Company as co-manager of the offering.

The offering was made only by means of a prospectus. When available, copies of the prospectus relating to this offering may be obtained from Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 5th Floor, New York, NY 10022 or emailing a request to prospectus@cantor.com.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on December 17, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Carter Glatt

Chief Executive Officer

Dune Acquisition Corporation

ir@duneacq.com

(917) 742-1904